Higher One Holdings, Inc. Announces New Board Member

New Haven, CT — August 19, 2014 –Higher One Holdings, Inc. (NYSE: ONE), a leader in providing financial services and data analytics to over 1,900 college and university campuses across the U.S., announced the appointment of Thomas Anderson to its Board of Directors as an independent director of the company.

Mr. Anderson is a Partner and Co-Founder of MassBay Capital, LLC.  Prior to founding MassBay Capital, LLC, Mr. Anderson served as President and Chief Executive Officer of EducationDynamics and was the President and Chief Executive Officer of Integrity Interactive Corporation. Previously he held executive management positions at the SLM Corporation (formerly Sallie Mae, Inc.), Upromise, Inc., Capital One Financial Corporation and McKinsey & Company.

“Tom’s experience in the education finance and edutech sectors will add a valuable perspective to our Board of Directors,” said Paul Biddelman, Chairman of the Board of Higher One Holdings, Inc. “We look forward to benefiting from Tom’s insight and leadership.”

Mr. Anderson holds a bachelor’s degree in mathematics from Dartmouth College and an M.B.A. from Sloan School of Management at Massachusetts Institute of Technology.

Mr. Anderson also serves on the boards of Constant Contact, Blue Tarp Financial, and Farm Sanctuary.

About Higher One Holdings, Inc.

Higher One Holdings, Inc. (NYSE: ONE) partners with colleges and universities to lower their administrative costs and to improve graduation rates. We provide a broad array of payment, refund disbursement and data analytics and management tools to institutions that help them save money and enhance institutional effectiveness. And for students, we offer financial literacy programs and convenient, flexible and affordable transaction options to help them manage their finances. Higher One is a leader in higher education, supporting more than 1,900 schools and 13 million enrolled students. More information about Higher One can be found at www.higherone.com.

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Investor Contact:

Kevin LeBlanc
Higher One, Inc.
(203) 776 - 7776, x4296
Kevin.LeBlanc@higherone.com

Media Contact:

Shoba V. Lemoine

Higher One, Inc.

203.776.7776 Ext. 4503

Slemoine@HigherOne.com